UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

EUDA Health Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-40678	n/a
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1 Pemimpin Drive #12-07

One Pemimpin Singapore 576151

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65  6268 6821

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	EUDA	NASDAQ Stock Market LLC
Redeemable Warrants	EUDAW	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on the Company’s Current Report on Form 8-K filed on May 11, 2023 and May 19, 2023, Mr. David Capes and Mr. Leonard Chee Hyong Chia were removed from the Company’s Board of Directors effective May 11, 2023 and May 14, 2023, respectively.

At a Board of Directors meeting on May 22, 2023, the Board comprising of Dr. Kelvin Chen, the Company’s Chief Executive Officer, and two independent directors, Mr. Eric Lew and Mr. Alfred Lim voted unanimously to approve the appointment of Mr. Ajay Kumar Rajpal, an existing shareholder of the Company and Dr. Kong-Yew Wong as Class I directors of the Company to fill the vacancies as a result of Mr. Capes’ and Mr. Chia’s removal.

Mr. Ajay Kumar Rajpal is a Chartered Accountant and member of the Institute of Chartered Accountants in England & Wales (ICAEW). During his career, he has gained broad-ranging commercial experience developed in the US, Europe, Middle East and Far East, with a particular focus on M&A, financial management and insolvency/restructuring. Post qualification, Mr. Rajpal held a number of finance-related roles which involved working for periods in the US, Europe, Middle East and Far East. Since 2011, Mr. Rajpal has run his own consultancy business, NAS Corporate Services Ltd, providing companies with various corporate services, such as assistance with their pre-IPO funding, the IPO process and post IPO management. Mr. Rajpal has project managed the initial public offering process and assisted with the associated funding of two businesses on AIM, namely New Trend Lifestyle Group Plc, which provides Feng Shui products and services across Asia, and Zibao Metals Recycling Group Plc, a Hong Kong and China based metals recycling company. He currently is a director of Grand Vision Media Holdings Plc, RC365 Holding Plc and Essentially Group Plc, all of which are listed on the London Stock Exchange. Mr. Rajpal was previously an independent director of Moxian, Inc., a US company with a China based internet business listed on Nasdaq.

There is no arrangement or understanding between Mr. Rajpal and any other person pursuant to which Mr. Rajpal was selected as a director. Mr. Rajpal does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Mr. Rajpal is an independent director and meets the financial sophistication requirements under applicable Nasdaq rules. He also meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Effective on May 22, 2023, Mr. Rajpal was appointed Chairman to the Company’s Audit Committee and member to the Company’s Corporate Governance and Nominating Committee, and Compensation Committee.

Mr. Rajpal has agreed to serve as a Class I director until the reelection by the shareholders of the Company or earlier removal or resignation, and not to receive any compensation in connection with his service as a Class I director. The Company has agreed to reimburse his reasonable expenses in connection with his service.

Dr. Kong-Yew Wong is the Group CEO at D’Mace Pty Ltd (Australian), and President and founder of MyBeauty Advisor (Singapore). He has served as the lead consultant in several initiatives with ASEAN and UNWTO. Dr. Wong is also the Executive Director of E-Plus Ltd. in Australia. He is also an international keynote speaker with appearances at major international conference in Asia, and features in newspapers and TV news (with personal interview at Astro Awani, Berita, TV2 etc).

There is no arrangement or understanding between Dr. Wong and any other person pursuant to which Mr. Wong was selected as a director. Mr. Wong does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Mr. Wong is an independent director and meets the financial sophistication requirements under applicable Nasdaq rules. Effective on May 22, 2023, Dr. Wong was appointed as a member to the Company’s Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee.

Mr. Wong has agreed to serve as a Class I director until the reelection by the shareholders of the Company or earlier removal or resignation, and not to receive any compensation in connection with his service as a Class I director. The Company has agreed to reimburse his reasonable expenses in connection with his service.

As a result of the appointments of Mr. Rajpal and Dr. Wong, the composition of the Board committees as of the date of this Report is as follows:

●	The Audit Committee consists of Ajay Kumar Rajpal (Chairman), Eric Lew, Alfred Lim, and Kong-Yew Wong.
●	The Corporate Governance and Nominating Committee consists of Alfred Lim (Chairman), Eric Lew, Ajay Kumar Rajpal, and Kong-Yew Wong.
●	The Compensation Committee consists of Eric Lew (Chairman), Alfred Lim, Ajay Kumar Rajpal, and Kong-Yew Wong.

As of the date of this Report, the Chairman of the Board of the Company is Eric Lew.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2023

EUDA Health Holdings Limited

	By:	/s/ Wei Wen Kelvin Chen
	Name:	Wei Wen Kelvin Chen
	Title:	Chief Executive Officer